Exhibit 99.1

For:	Immediate Release	Contact:	Andrea Short
	April 25, 2013		(574) 235-2000

1ST SOURCE INCREASES EARNINGS IN FIRST QUARTER,
DIVIDEND DECLARED

South Bend, IN - 1st Source Corporation (Nasdaq: SRCE), parent company of 1st Source Bank, today announced net income of $12.40 million for the first quarter of 2013, up 5.88% compared to the $11.72 million reported in the first quarter a year ago.  Diluted net income per common share for the first quarter of 2013 amounted to $0.50, up 4.17% over the $0.48 in the first quarter of 2012.
At its April 2013 meeting, the Board of Directors approved a first quarter cash dividend of $0.17   per common share.  The cash dividend will be payable on May 15, 2013, to shareholders of record as of May 7, 2013.
Christopher J. Murphy III, Chairman and Chief Executive Officer, commented, “1st Source completed another solid quarter. Our loan and lease portfolio grew at 7.19% while deposits increased 4.99% over a year earlier. Net charge-offs of loans and leases are down substantially, and the ratio of nonperforming assets to net loans and leases continues to drop from a year ago.”
“My colleagues have been quite busy. During the quarter, we held a grand opening for a newly built banking center in Columbia City, Indiana; completed the migration of our core computers to a new data storage facility; and realized a strong three months in consumer and business banking. The economy seems to be turning the corner.  Still, the very low rate environment may help borrowers but it hurts savers and investors, and is causing significant margin pressure for us.”
Mr. Murphy continued, “Our solid performance certainly gives us strength over the long term allowing us to continue our record of increased dividends for our shareholders.  In January, 1st Source was recognized on the Forbes 2013 Best Banks in America list, coming in at 25 in its annual review of the nation’s 100 largest publically traded financial institutions.  1st Source ranked 24th in Bank Director Magazine's 'Nifty Fifty' which ranks the top 50 best users of capital among all publicly traded US banks and thrifts based on profitability and capital strength.  To achieve these acknowledgements, our focus remains on our clients, providing distinctive convenience, offering straight talk and sound advice, and always keeping their best interests in mind. The better we serve our clients, the better we perform over time.”
Return on average common shareholders’ equity for 1st Source Corporation was 8.90% compared to 8.84% for the first quarter of 2012, and return on average total assets was 1.11% compared to 1.08% a year ago.

As of March 31, 2013, the 1st Source common equity-to-assets ratio was 12.47%, up from 12.13% a year ago and its tangible common equity-to-tangible assets ratio was 10.76% compared to 10.32% a year earlier.  Common shareholders’ equity was $568.36 million, up 6.86% from March 31, 2012.  At the end of March 2013, total assets were $4.56 billion, up 3.95% from the $4.38 billion a year ago.  Loans and leases increased 7.19% and deposits increased 4.99% from a year ago.
For the first quarter of 2013, 1st Source provided $0.76 million to the reserve for loan and lease losses compared to $2.25 million in the first quarter of 2012.  Net charge-offs were only $60,000 for the first quarter of 2013 compared to $1.50 million for the first quarter of 2012.  The reserve for loan and lease losses as of March 31, 2013, was 2.49% of total loans and leases compared to 2.62% a year earlier. The ratio of nonperforming assets to net loans and leases dropped to 1.41% on March 31, 2013, compared to 2.19% for the same period last year.  As of March 31, 2013, nonperforming assets included $0.95 million of former bank premises held for sale.
Tax-equivalent net interest income was $38.22 million for the first quarter of 2013, compared to $37.92 million from 2012's first quarter, and the net interest margin was 3.64% compared to 3.77% in the first quarter of 2012, and 3.64% in the fourth quarter 2012.
Noninterest income for the three-month period ended March 31, 2013 was $18.95 million, a decrease of 7.67% as compared to the first quarter of 2012.  Noninterest income decreased primarily due to reduced equipment rental income and lower mortgage banking income.
Noninterest expense for the three-month period ended March 31, 2013 was $36.55 million, a decrease of 3.94% as compared to the first quarter of 2012.  Noninterest expense decreased as a result of reduced depreciation on leased equipment and lower loan and lease collection and repossession expenses.
1st Source serves the northern half of Indiana and southwest Michigan and is the largest locally controlled financial institution headquartered in the area.  While delivering a comprehensive range of consumer and commercial banking services through its community bank offices, 1st Source has distinguished itself with highly personalized services.  1st Source Bank also competes for business nationally and some internationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment.  The Corporation includes 76 community banking centers in 17 counties, 9 trust and wealth management locations, 9 1st Source Insurance offices, as well as 22 specialty finance locations nationwide.  Celebrating 150 years, the history of 1st Source dates back to 1863.  The Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities it serves.
In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  1st Source Corporation believes that providing non-GAAP financial measures provides investors with information useful to understanding our financial performance.

Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common shareholders’ equity” excluding intangible assets.
1st Source may be accessed on its home page at “www.1stsource.com.”  Its common stock is traded on the NASDAQ Global Select Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src". Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “contemplate,” “seek,” “plan,” “possible,” “assume,” “expect,” “intend,” “targeted,” “continue,” “remain,” “estimate,” “anticipate,” “project,” “will,” “should,” “indicate,” “would,” “may”  and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties.  1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.
1st Source may make other written or oral forward-looking statements from time to time.  Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements.  Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC.  1st Source undertakes no obligation to publicly update or revise any forward-looking statements.

# # #

1st QUARTER 2013 FINANCIAL HIGHLIGHTS
(Unaudited - Dollars in thousands, except per share data)
	Three Months Ended March 31,

	2013	2012
END OF PERIOD BALANCES
Assets	$4,558,028	$4,384,696
Loans and leases	3,373,218	3,146,890
Deposits	3,680,566	3,505,674
Reserve for loan and lease losses	84,011	82,394
Intangible assets	87,207	88,475
Common shareholders' equity	568,362	531,891

AVERAGE BALANCES
Assets	$4,543,279	$4,360,662
Earning assets	4,262,400	4,048,830
Investments	857,051	889,727
Loans and leases	3,342,033	3,089,868
Deposits	3,664,273	3,488,893
Interest bearing liabilities	3,264,100	3,177,574
Common shareholders' equity	565,522	532,728

INCOME STATEMENT DATA
Net interest income	$37,754	$37,385
Net interest income - FTE	38,220	37,923
Provision for loan and lease losses	757	2,254
Noninterest income	18,948	20,523
Noninterest expense	36,550	38,048
Net income	12,404	11,715

PER SHARE DATA
Basic net income per common share	$0.50	$0.48
Diluted net income per common share	0.50	0.48
Common cash dividends declared	0.17	0.16
Book value per common share	23.33	21.92
Tangible book value per common share	19.75	18.28
Market value - High	24.79	26.79
Market value - Low	21.88	23.54
Basic weighted average common shares outstanding	24,321,985	24,259,416
Diluted weighted average common shares outstanding	24,324,328	24,270,866

KEY RATIOS
Return on average assets	1.11%	1.08%
Return on average common shareholders' equity	8.90	8.84
Average common shareholders' equity to average assets	12.45	12.22
End of period tangible common equity to tangible assets	10.76	10.32
Risk-based capital - Tier 1	14.41	15.19
Risk-based capital - Total	15.73	16.49
Net interest margin	3.64	3.77
Efficiency: expense to revenue	63.14	64.01
Net charge-offs to average loans and leases	0.01	0.20
Loan and lease loss reserve to loans and leases	2.49	2.62
Nonperforming assets to loans and leases	1.41	2.19

ASSET QUALITY
Loans and leases past due 90 days or more	$231	$393
Nonaccrual loans and leases	42,776	55,027
Other real estate	4,372	7,719
Former bank premises held for sale	951	1,134
Repossessions	103	6,109
Equipment owned under operating leases	-	41
Total nonperforming assets	48,433	70,423

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited - Dollars in thousands)
	March 31, 2013	March 31, 2012
ASSETS
Cash and due from banks	$43,033	$56,707
Federal funds sold and interest bearing deposits with other banks	21,424	901
Investment securities available-for-sale
(amortized cost of $830,464 and $872,783 at
March 31, 2013 and 2012, respectively)	860,137	901,817
Other investments	22,609	18,974
Trading account securities	162	144
Mortgages held for sale	10,634	18,114

Loans and leases, net of unearned discount:
Commercial and agricultural loans	647,661	545,057
Auto, light truck and environmental equipment	449,646	455,873
Medium and heavy duty truck	166,590	175,471
Aircraft financing	699,241	621,500
Construction equipment financing	285,916	271,475
Commercial real estate	566,355	539,112
Residential real estate	445,160	439,562
Consumer loans	112,649	98,840
Total loans and leases	3,373,218	3,146,890
Reserve for loan and lease losses	(84,011)	(82,394)
Net loans and leases	3,289,207	3,064,496

Equipment owned under operating leases, net	53,457	58,840
Net premises and equipment	45,620	39,963
Goodwill and intangible assets	87,207	88,475
Accrued income and other assets	124,538	136,265

Total assets	$4,558,028	$4,384,696

LIABILITIES
Deposits:
Noninterest bearing	$647,407	$587,324
Interest bearing	3,033,159	2,918,350
Total deposits	3,680,566	3,505,674

Short-term borrowings:
Federal funds purchased and securities sold
under agreements to purchase	102,672	125,010
Other short-term borrowings	12,205	18,761
Total short-term borrowings	114,877	143,771
Long-term debt and mandatorily redeemable securities	68,258	39,828
Subordinated notes	58,764	89,692
Accrued expenses and other liabilities	67,201	73,840
Total liabilities	3,989,666	3,852,805

SHAREHOLDERS' EQUITY
Preferred stock; no par value	-	-
Common stock; no par value	346,535	346,535
Retained earnings	231,664	198,175
Cost of common stock in treasury	(28,170)	(30,757)
Accumulated other comprehensive income	18,333	17,938
Total shareholders' equity	568,362	531,891

Total liabilities and shareholders' equity	$4,558,028	$4,384,696

1st SOURCE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - Dollars in thousands, except per share amounts)
	Three Months Ended March 31,
	2013	2012
Interest income:
Loans and leases	$39,170	$39,896
Investment securities, taxable	3,695	4,327
Investment securities, tax-exempt	771	852
Other	242	226
Total interest income	43,878	45,301

Interest expense:
Deposits	4,542	5,745
Short-term borrowings	32	53
Subordinated notes	1,055	1,647
Long-term debt and mandatorily redeemable securities	495	471
Total interest expense	6,124	7,916

Net interest income	37,754	37,385
Provision for loan and lease losses	757	2,254
Net interest income after provision for
loan and lease losses	36,997	35,131

Noninterest income:
Trust fees	4,101	3,973
Service charges on deposit accounts	2,239	2,438
Debit card income	2,065	2,067
Mortgage banking income	1,628	1,942
Insurance commissions	1,446	1,357
Equipment rental income	4,012	5,350
Investment securities and other investment gains	173	395
Other income	3,284	3,001
Total noninterest income	18,948	20,523

Noninterest expense:
Salaries and employee benefits	19,936	20,316
Net occupancy expense	2,207	2,160
Furniture and equipment expense	3,899	3,507
Depreciation - leased equipment	3,225	4,311
Professional fees	1,355	1,398
Supplies and communication	1,536	1,393
FDIC and other insurance	878	949
Business development and marketing expense	773	867
Loan and lease collection and repossession expense	757	1,501
Other expense	1,984	1,646
Total noninterest expense	36,550	38,048

Income before income taxes	19,395	17,606
Income tax expense	6,991	5,891

Net income	$12,404	$11,715

The Nasdaq Global Select Market Symbol: "SRCE" (CUSIP #336901 10 3)
Please contact us at shareholder@1stsource.com